Exhibit 10.41

FORM OF GRAHAM PACKAGING HOLDINGS COMPANY

MANAGEMENT OPTION UNIT

EXCHANGE AGREEMENT

This MANAGEMENT LIMITED PARTNERSHIP UNIT EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of February     , 2010, by and between GRAHAM PACKAGING HOLDINGS COMPANY, a Pennsylvania limited partnership (the “Holdings”), GRAHAM PACKAGING COMPANY INC., a Delaware corporation (“Issuer”), and                      (the “Management Holder”).

WHEREAS, The Management Holder owns certain limited partnership interests in the Company (the “Option Units”) which were purchased pursuant to the exercise of option award(s) granted to the Management Holder pursuant to either the 2008 Graham Packaging Holdings Company Management Option Plan (the “2008 Plan”) or the 2004 Graham Packaging Holdings Company Management Option Plan (the “2004 Plan” and when collective with the 2004 Plan, the “Option Plans”).

WHEREAS, on February     , 2010, (the “IPO Effective Date”) Graham Packaging Holding Company, Inc., a corporation organized under the laws of the state of Delaware (“Graham”), completed an initial public offering and sale (the “IPO”) of shares of common stock, $0.01 par value (“Common Stock”) of the Company pursuant to a registration statement (file number 333-163956) on Form S-1 for registration under the Securities Act of 1933, as amended (the “Act”).

WHEREAS, effective February     , 2010, the Company amended and restated its limited partnership agreement as the Sixth Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) and Graham amended and restated its certificate of incorporation to, among other things, increase the number of shares of Common Stock authorized and effect a stock split for shares of Common Stock prior to the IPO (the “Reorganization”).

WHEREAS, in connection with the Reorganization, the Company and Management Holder desire to enter into this Exchange Agreement pursuant to which the Management Holder will exchange the Units received pursuant to the Option Plans on a one for one basis for shares of Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Date” has the meaning set forth in Section 2.1(b) of the Agreement.

“Exchange Rate” means the number of shares of Common Stock for which a Option Unit is entitled to be exchanged. On the date of this Agreement, the Exchange Rate shall be 1 for 1, which Exchange Rate shall be subject to modification as provided in Section 2.4.

“General Partner” means BCP/Graham Holdings, L.L.C., the general partner of Holdings.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Issuer” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” has the meaning set forth in the preamble to this Agreement.

ARTICLE II

EXCHANGE OF OPTION UNITS

Section 2.1 Exchange of Option Units.

(a) Subject to adjustment as provided in this Article II, to the provisions of the Partnership Agreement and to the provisions of Section 2.2 hereof, the Management Holder shall be entitled to exchange Option Units held by the Management Holder at any time and from time to time. The Management Holder may surrender Option Units to Holdings in exchange for the delivery by the Issuer of a number of shares of Common Stock equal to the product of such number of Option Units surrendered multiplied by the Exchange Rate (an “Exchange”).

(b) On the date Option Units are surrendered for exchange (the “Exchange Date”), all rights of the Management Holder as holder of such Option Units, included any rights accruing under the Management Stockholders’ Agreement dated as of February 3, 1998, shall cease and such Option Units shall automatically be extinguished, and the Management Holder shall be treated for all purposes as having become the record holder of such shares of Common Stock.

Section 2.2 Exchange Procedures.

(a) As promptly as practicable following the surrender for exchange of Option Units in the manner provided in this Article II, the Issuer shall deliver or cause to be delivered at the principal executive offices of the Issuer or at the office of the Transfer Agent the number of shares of Common Stock issuable upon such exchange, issued in the name of the Management Holder.

(b) The Issuer may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article II, including, without limitation, procedures for the giving of notice of exchange and the surrender of the Option Units in the event that the Option Units are uncertificated.

Section 2.3 Exchange Restrictions. (a) Notwithstanding anything to the contrary contained herein, the Management Holder shall not be entitled to exchange Option Units, and the Issuer and Holdings shall have the right to refuse to honor any request for exchange of Option Units, (i) if such exchange would be prohibited under applicable law or regulation or (ii) if such exchange would cause Holdings to be classified as a “publicly traded partnership” as such term is defined in Section 7704 of the Code and the regulations promulgated thereunder.

(b) Prior to the Issuers obligation to deliver shares of Common Stock pursuant to Section 2.2 above, the Management Holder shall execute and agree to be bound by a Registration Rights Agreement in a form acceptable to the Issuer and the Company.

Section 2.4 Splits, Distributions and Reclassifications. The Exchange Rate shall be adjusted accordingly and equitably if there is: (1) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the Option Units that is not accompanied by an identical subdivision or combination of the shares of Common Stock; or (2) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the shares of Common Stock that is not accompanied by an identical subdivision or combination of the Option Units. In the event of a reclassification or other similar transaction as a result of which the shares of Common Stock are converted into another security, then the Management Holder shall be entitled to receive upon exchange the amount of such security that the Management Holder would have received if such exchange had occurred immediately prior to the effective date of such reclassification or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Option Unit.

Section 2.5 Taxes. The delivery of shares of Common Stock upon exchange of Option Units shall be made without charge to the Management Holder for any stamp or other similar tax in respect of such issuance unless otherwise required by law.

Section 2.6 Lock-Up. The Management Holder will not, without the prior written consent of the Issuer offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) of any shares of Common Stock directly or indirectly, including establishing or increasing a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of Common Stock; or publicly announce an intention to effect any such transaction, for a period of 180 days after the IPO Effective Date. Notwithstanding the foregoing, if (x) during the last 17 days of the 180-day restricted period the Issuer issues an earnings release or material news or a material event relating to the Issuer occurs, or (y) prior to the expiration of the 180-day restricted period, the Issuer announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed in this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Section 2.7 Common Stock Issued. For the avoidance of doubt, the shares of Common Stock issued in exchange for Option Units will not be registered under the Securities Act of 1933, as amended, and will become registered securities only pursuant to a Registration Rights Agreement as described in Section 2.3(b) above.

Section 2.8 Reserves. At all times, Issuer shall maintain a minimum number of unencumbered shares of Common Stock reserved for issuance equal to the product of the aggregate number of Option Units held by the Management Holder multiplied by the Exchange Rate.

ARTICLE III

GENERAL PROVISIONS

Section 3.1 Representations and Warranties.

(a) The Issuer, Holdings and the Management Holder hereby represents and warrants to the respective other Parties as follows:

(i) it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(ii) the execution, delivery and performance of this Agreement by it will not result in any material breach or violation of or default or right of termination or acceleration under any statute, law, regulation, ordinance, rule, permit, concession, grant, franchise, license or other authorization or approval of any governmental authority, judgment, order or decree or any mortgage, agreement, deed of trust, indenture or any other instrument to which it is a party or by which it or any of its properties or assets are bound or which is otherwise applicable to it.

(b) Each of Issuer and Holdings hereby represents and warrants to the Management Holder that, upon the valid surrender of Option Units pursuant to an Exchange pursuant to the terms of this Agreement, the Common Stock delivered to the Management Holder pursuant to such Exchange shall be duly and validly authorized, fully paid and nonassessable, and shall be issued in the name of the Management Holder or such other party as the Management Holder may designate in writing, without charge for any stamp or other similar tax in respect of such issuance, and will pass to the Management Holder or their designee, free and clear of any liens, security interests and other encumbrances other than any such liens, security interests or other encumbrances imposed by the Management Holder or this Agreement.

(c) The Management Holder hereby represents that it hold of record and owns beneficially all of the Option Units, free and clear of any restrictions on transfer (other than any restrictions under the Partnership Agreement), liens, options, warrants and purchase rights. The Management Holder is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement or the Partnership Agreement) that requires a the Management Holder to sell, transfer or otherwise dispose of Option Units.

Section 3.2 Amendment. The provisions of this Agreement may be amended by the affirmative vote or written consent of each of the Issuer and Holdings and the Management Holder. Without limiting the foregoing, any change, amendment, supplement or waiver which would have the effect of altering, supplementing or amending the Exchange Rate as adjusted from time to time pursuant to Section 2.4 hereof or the adjustments thereto provided in Section 2.4 shall be approved by the Management Holder.

Section 3.3 Address and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.3):

(a)	If to the Issuer or Holdings, to:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Attention: Chief Legal Officer

Facsimile: (717) [            -            ]

With a required copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Attention: Wilson S. Neely

Facsimile: (212) 455-2502

(b)	If to the Management Holder, to Management Holder’s address on file with Graham.

Section 3.4 Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties hereto including, without limitation and without the need for an express assignment, subsequent holders of option Units; provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Option Units in violation of the terms of the Partnership Agreement or applicable law. Any Option Units acquired from the Management (or a permitted assignee thereof) shall be entitled to all of the rights and be held subject to all of the obligations of this Agreement, and by taking and holding such Option Units, such assignee shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement.

Section 3.6 Third Party. Nothing in this Agreement, express or implied, is intended to or shall confer upon anyone other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.7 Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions thereof.

Section 3.8 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.9 Integration. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 3.10 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 3.11 No Employment Contract. Nothing in this Agreement shall be construed as conferring upon the Management Holder any right to continue in the employment of Holdings or any affiliate, nor shall it interfere with the rights of the Management Holder’s employer to terminate the employment of the Management Holder and/or to take any personnel action affecting the Management Holder without regard to the effect which such action may have upon the Management Holder as a recipient or prospective recipient of benefits under this Agreement. Any amounts payable hereunder shall not be deemed salary or other compensation to the Management Holder for the purposes of computing benefits to which the Management may be entitled under any other arrangement established pursuant to his employment.

Section 3.12 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), in the case of matters relating to an Exchange, the Issuer may bring, on behalf of the Issuer or Holdings or on behalf of the Management Holder, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the Management Holder (i) expressly consents to the application of sub-paragraphs (i) and (ii) below of this paragraph to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Issuer, as the Management Holder’s agents for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Management Holder of any such service of process, shall be deemed in every respect effective service of process upon the Management Holder in any such action or proceeding.

(i) THE MANAGEMENT HOLDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN WILMINGTON, DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 3.11, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this sub-paragraph (i) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding sub-paragraph above and such parties agree not to plead or claim the same.

(c) Notwithstanding any provision of this Agreement to the contrary, this Section 3.12 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Delaware Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 3.12, including any rules of the International Chamber of Commerce, shall be invalid or unenforceable under the Delaware

Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 3.12. In that case, this Section 3.12 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 3.12 shall be construed to omit such invalid or unenforceable provision.

Section 3.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.13.

Section 3.14 Tax Treatment. To the extent this Agreement imposes obligations upon Holdings or the General Partner, this Agreement shall be treated as part of the Partnership Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 3.15 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GRAHAM PACKAGING COMPANY INC.

By:
Name:
Title:

GRAHAM PACKAGING HOLDINGS COMPANY

By:
Name:
Title:

MANAGEMENT HOLDER Print Name: